SEABOARD CORPORATION

                      9000 West 67th Street
                  Shawnee Mission, Kansas 66202


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         APRIL 23, 2001




   Notice is hereby given that the 2001 Annual Meeting of Stockholders of Seaboard Corporation, a Delaware corporation, will be held at the Sheraton Newton Hotel, 320 Washington Street, Newton, Massachusetts, on Monday, the 23rd day of April, 2001, at 10 o'clock in the forenoon for the following purposes:

   1. To elect five Directors of the Company.

   2. To consider and act upon the selection of KPMG LLP as independent auditors of the Company.

   3. To transact any other business which may properly come before the meeting, or any adjournment thereof.

   The  close  of  business on Friday, March 2,  2001,  has  been fixed  as  the  record  date  for determination  of  stockholders
entitled  to notice of, and to vote at, the Annual Meeting.   The
books for the transfer of stock will not be closed.

   If  you  do not expect to be present personally at the  Annual
Meeting, please sign, date and return the enclosed proxy in the enclosed addressed envelope.


                              By    order   of   the   Board   of
                              Directors,



                              MARSHALL L. TUTUN, Secretary

March 9, 2001


                      SEABOARD CORPORATION
                      9000 West 67th Street
                 Shawnee Mission, Kansas  66202

                         PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS
                         APRIL 23, 2001

                                                    March 9, 2001

  This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Seaboard Corporation (the "Company") to be held on April 23, 2001, and at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.
  The close of business on Friday, March 2, 2001, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.
  This Proxy Statement is first being sent to stockholders on or about March 22, 2001. The consolidated financial statements of the Company for the fiscal year ended December 31, 2000, together with corresponding consolidated financial statements for the fiscal year ended December 31, 1999, are contained in the Annual Report which is mailed to stockholders herewith.
  Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his or her proxy is not limited by, or subject to, compliance with any specified formal procedure. He or she may revoke his or her proxy by delivering a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.
A proxy in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the direction of the stockholder. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Director listed herein and "for" ratification of the selection of KPMG LLP as independent auditors of the Company. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.
  Votes cast at the Annual Meeting will be tabulated by persons duly appointed to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of stock represented by "broker non-votes" as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.
  A favorable plurality of votes cast is necessary to elect members of the Board of Directors. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of votes.
  The remaining proposals set forth herein require the affirmative vote of the majority of the shares present. Shares represented by broker non-votes as to such matters are treated as not being present for the purposes of such matters, while abstentions as to such matters are treated as being present but not voting in the affirmative. Accordingly, the effect of broker non-votes is only to reduce the number of shares considered to be present for the consideration of such matters, while abstentions will have the same effect as votes against the matter.
  The Company will bear all expenses in connection with the solicitation of proxies, including preparing, assembling, and mailing of the Proxy Statement.
  The Company had 1,487,519.75 shares of Common Stock, $1.00 par value, outstanding and entitled to vote as of March 2, 2001. A majority, or 743,760 of such shares, constitutes a quorum for the Annual Meeting.

                     PRINCIPAL STOCKHOLDERS

  The following table sets forth the number of shares of the Company's Common Stock beneficially owned by stockholders owning more than five percent of such Common Stock as of January 31, 2001. Unless otherwise indicated, all beneficial ownership consists of sole voting and sole investment power.

   Name and Address                                       Percent
   of Beneficial Owner               Amount of Stock      of Class

   Seaboard Flour Corporation(1)       1,120,511.75         75.3
   822 Boylston Street
   Suite 301
   Chestnut Hill, MA 02467

   Dimensional Fund Advisors Inc.(2)     106,710.00          7.2
   1299 Ocean Avenue
   11th Floor
   Santa Monica, CA 90401

(1)Mr. H. Harry Bresky, President and Chief Executive Officer of the Company, and other members of the Bresky family, including trusts created for their benefit, have beneficial ownership of 215,103.83 shares, or 94.9%, of the Common Stock of Seaboard Flour Corporation. Such family members in addition have beneficial ownership of a total of 34,515 shares, or 2.3%, of the Company's Common Stock which is not included in the amount owned by Seaboard Flour Corporation. Because of such ownership of Common Stock of Seaboard Flour Corporation by the Bresky family, Mr. H. Harry Bresky may be deemed to have indirect beneficial ownership of the Common Stock of the Company held by Seaboard Flour Corporation.

(2)Beneficial ownership by Dimensional Fund Advisors Inc. ("Dimensional") is based on a Schedule 13G that was filed with the Securities and Exchange Commission on February 2, 2001. According to the Schedule 13G, Dimensional furnishes investment advice to four investment companies and serves as investment manger to certain other trusts and accounts which own these securities. Dimensional disclaims beneficial ownership of these securities.


                 ITEM 1:  ELECTION OF DIRECTORS

  In February 2001, the Board of Directors increased the number of Directors from four to five and elected Mr. Douglas W. Baena as the fifth Board Member. Mr. Baena was also elected as a Member of the Audit Committee to fill the vacancy created by the resignation of Mr. Joe E. Rodrigues from the committee. Unless otherwise specified, proxies will be voted in favor of the election as Directors of the following five persons for a term of one year and until their successors are elected and qualified. All nominees are currently Directors. Mr. H. Harry Bresky has served as a Director continuously since 1959, and was reelected by the stockholders at the last annual meeting. Mr. H. Harry Bresky is the father of Mr. Steven J. Bresky. Mr. Joe E. Rodrigues has served as a Director since 1990 and was reelected by the stockholders at the last annual meeting. Mr. Thomas J. Shields has served as a Director since 1992 and was reelected by the stockholders at the last annual meeting. Mr. David A. Adamsen has served as Director since 1995 and was reelected by the stockholders at the last annual meeting. Mr. Baena was elected to the Board of Directors in February 2001 as described above. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated. As of January 31, 2001, the five nominees beneficially owned securities of the Company in the amounts shown:

                                                             Amount of Stock(1)
                                                             Common    Percent
  Name            Principal Occupations and Positions        Stock     of Class

H.Harry Bresky    Director, Chairman of the Board,           5,611(2)    0.377
   Age 75         President and Chief Executive
                  Officer, Seaboard Corporation; President,
                  Treasurer and Director, Seaboard Flour
                  Corporation.

Joe E. Rodrigues  Director (since 1990); Former Executive      200       0.013
   Age 64         Vice President and Treasurer
                  (retired  February  2001), Seaboard
                  Corporation.

Thomas J. Shields Director and Chairman of Audit Committee      39       0.003
   Age 53         (since 1992), Seaboard Corporation;
                  President (since  1991),  Shields  &
                  Company, Inc., investment banking firm;
                  Director (since 1999), Clean Harbors
                  Environmental Services, Inc., environmental services company; Director (since 1997),
                  B.J.'s Wholesale Club,  Inc., warehouse
                  merchandising company; Director (since 1996),
                  Versar, Inc., environmental consulting
                  company.

David A. Adamsen  Director and Member of Audit Committee        20       0.001
   Age 49         (since 1995), Seaboard Corporation;
                  Vice President - Sales and Marketing,
                  Northeast Region (since  1999),
                  Vice President of  Special  Projects
                  (1998 to 1999), Dean Foods  Company,
                  dairy specialty-food  processor  and
                  distributor; President and  General
                  Manager (1986 to 1998), Penny  Curtiss
                  Baking Co., bakery processing  plant;
                  Vice President  -  Manufacturing
                  (1994 to 1998), The Penn   Traffic  Co.,
                  retail and wholesale food distribution company.(3)

Douglas W. Baena  Director and Member of Audit Committee         0           0
   Age 58         (since February 2001), Seaboard Corporation;
                  Chief Executive Officer (since 1999),
                  Ameristar Capital Corporation, financial services company; Chief Executive Officer
                  (1997-1999), CreditAmerica Inc., venture capital company; Chief Executive Officer
                  (1994-1997), Mako Marine International,
                  manufacturing company.

Beneficial ownership of all Directors and executive officers
as a group (10 individuals).                                 8,658(4)    0.582


(1)The number of shares shown in this table does not include indirect beneficial ownership of Common Stock of the Company attributable to Mr. H. Harry Bresky's ownership of Seaboard Flour Corporation stock as more fully described under the Principal Stockholders section herein. 101,785.25 shares of Seaboard Flour Corporation stock are held in various Trusts for the benefit of Mr. Bresky's issue. Except for certain annuities to be received from certain of the Trusts, Mr. Bresky disclaims any beneficial ownership of these shares.
(2)These shares exclude 5,285 shares (0.4% of the class) held by Mr. H. Harry Bresky's wife, and annuities to be received by her from certain of the trusts referred to in (1) above, as to which Mr. Bresky disclaims any beneficial interest.
(3)On  March 1, 1999, The Penn Traffic Co. announced that  it had filed in the Bankruptcy Court for the District of Delaware a petition for relief under Chapter 11 of the United States Bankruptcy Code.
(4)In  addition to the ownership of shares by the individuals shown in this table, these shares include 2,538 shares (0.2% of class) owned by Mr. Steven J. Bresky and 250 shares (0.02% of class) owned by Mr. Robert L. Steer. No other executive officer named in the Executive Compensation and Other Information section herein owns any shares.

  In case any person or persons named herein for election as Directors are not available for election at the Annual Meeting, proxies may be voted for a substitute nominee or nominees, as well as for the balance of those named herein. Management has no reason to believe that any of the nominees for the election as Director will be unavailable.


        COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The  Board of Directors held 16 meetings in fiscal 2000, 11  of which were telephonic meetings. Other actions of the Board of Directors were taken by unanimous written consent as needed. The Audit Committee held five meetings in fiscal 2000, three of which were telephonic meetings. Each Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served. The Company has no nominating or compensation committee.

  Each non-employee Director receives $7,500 quarterly and an additional $2,000 per meeting of the Audit Committee of the Board
(excluding telephonic meetings).


                     AUDIT COMMITTEE REPORT

  The Audit Committee of the Company is comprised of three independent directors, as defined by the American Stock Exchange, and operates under a written charter adopted by the Board of Directors (Exhibit A).

  The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2000 with management and with the independent auditors, including matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended.

  The Audit Committee has reviewed the independent auditors' fees for audit and non-audit services for fiscal year 2000. The Audit Committee considered whether such non-audit services are compatible with maintaining independent auditor independence. Such fees were $712,418 for audit, $34,170 for financial information design and implementation, and $879,235 for all other.

  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, and have discussed with the independent auditors their independence.

  Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

  The foregoing has been furnished by the Audit Committee:

                         Thomas J. Shields (chair)
                         David A. Adamsen
                         Douglas W. Baena



          EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table shows all compensation earned, during the fiscal years indicated, by the Chief Executive Officer and the four other highest paid executive officers of the Company (the "Named Executive Officers") for such period in all capacities in which they have served:

                                     SUMMARY COMPENSATION TABLE
                                        Annual Compensation
Name                                                    Other(3)        (4)
and                                   (1)       (2)      Annual      All Other
Principal                            Salary    Bonus  Compensation Compensation
Position                     Year     ($)       ($)       ($)          ($)

H. Harry Bresky              2000   700,000   600,000   30,900         5,100
President                    1999   650,000   500,000   49,228         4,800
(Chief Executive Officer)    1998   603,399   400,000   46,651         4,800

Joe E. Rodrigues             2000   520,668   275,000   17,169         5,100
Executive Vice President     1999   494,697   250,000   29,551         4,800
and Treasurer                1998   484,308   225,000   27,509         4,800
(retired  February 2001)

Rick J. Hoffman              2000   381,500   225,000   11,775         5,100
Vice President               1999   355,538   200,000   19,551         4,800
                             1998   338,279   175,000   20,123         4,800

Steven J. Bresky             2000   326,212   200,000    8,616         5,100
Vice President               1999   274,020   150,000   15,017         4,800
                             1998   266,888   175,000   13,372         4,800

Robert L. Steer              2000   302,654   225,000    9,410         5,100
Vice President               1999   251,692   200,000   12,385         4,800
Chief Financial Officer      1998   227,998   150,000    8,428         4,800


(1)Salary  includes amounts deferred at the  election  of  the
   Named  Executive Officers under the Company's 401(k)  retirement savings plan.
(2)Reflects bonus earned for each fiscal year presented.   For
   2000, amounts include compensation reduced at the election of the Named Executive Officers under the Company's Investment Option Plan described herein. For 1999, includes amount of Mr. H. Harry Bresky's bonus deferred under the Executive Deferred Compensation Plan described herein.
(3)Other Annual Compensation earned represents benefits under the Supplemental Executive Benefit Plan described herein.
(4)All    Other   Compensation   represents   the   Company
   contributions  to the Company's 401(k) retirement  savings  plan
   on   behalf   of   the   Named  Executive  Officers.    Excludes
   perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

                        RETIREMENT PLANS

Executive Retirement Plan. The Seaboard Corporation Executive Retirement Plan (the "Executive Retirement Plan") provides retirement benefits for a select group of officers and managers including the Named Executive Officers. Effective January 1, 1997, the Executive Retirement Plan provides that participants will accrue a benefit in an amount equal to 2.5% of the final average remuneration (salary plus bonus) of the participant multiplied by the years of service from January 1, 1997, reduced by the amount such participant has accrued under the Seaboard Corporation Pension Plan (described below) available to all full time employees of the Company, which benefit is payable beginning at normal retirement. Benefits under the plan are unfunded. As of December 31, 2000, all of the Named Executive Officers are fully vested and have three years of service as defined in the Executive Retirement Plan. Under this Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "50% Joint and Survivor Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and an eligible surviving spouse shall receive a lifetime annuity equal to 50% of the participant's benefit. The automatic form of benefit payment for an unmarried participant is pursuant to a "Single Life Annuity." The Plan allows for optional forms of payment under certain circumstances. The table below shows annual benefits by remuneration and years of service beginning with fiscal 1997.

                 EXECUTIVE RETIREMENT PLAN TABLE
              YEARS OF SERVICE FROM JANUARY 1, 1997

     REMUNERATION  15        20       25       30        35
     $ 125,000  28,000   37,300    46,500   55,900    65,200
     $ 150,000  33,100   44,000    55,100   66,000    77,100
     $ 175,000  38,900   51,900    64,900   77,900    90,800
     $ 200,000  48,300   64,400    80,500   96,600   112,700
     $ 225,000  57,700   76,900    96,100  115,400   134,600
     $ 250,000  67,100   89,400   111,800  134,100   156,500
     $ 300,000  85,800  114,400   143,000  171,600   200,200
     $ 400,000 123,300  164,400   205,500  246,600   287,700
     $ 450,000 142,100  189,400   236,800  284,100   331,500
     $ 500,000 160,800  214,400   268,000  321,600   375,200



Frozen Executive Retirement Plan Benefit. Mr. H. Bresky is 100% vested in an Executive Retirement Plan frozen effective December 31, 1996 in which he has accrued an annual benefit of $22,500 upon his retirement. Under this Plan, the automatic form of benefit payment is pursuant to a "Ten-year Certain and Continuous Annuity." This means Mr. Bresky will receive a monthly annuity benefit for his lifetime and should Mr. Bresky die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his designated beneficiary. If Mr. Bresky dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to Mr. Bresky's beneficiary in the form of a 100% joint and survivor benefit. The Plan allows for optional forms of payment under certain circumstances.


Seaboard Corporation Pension Plan. The Seaboard Corporation Pension Plan (the "Plan") provides defined benefits for its domestic salaried and clerical employees. Beginning in fiscal 1997, each of the individuals named in the Summary Compensation Table participates in the Plan. Benefits under the Plan are generally based upon the number of years of service and a percentage of final average remuneration (salary plus bonus) but are limited by federal law. As of December 31, 2000, all of the Named Executive Officers are fully vested and have three years of service as defined in the Plan. Under the Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "50% Joint and Survivor Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and an eligible surviving spouse shall receive a lifetime annuity equal to 50% of the participant's benefit. The automatic form of benefit payment for an unmarried participant is pursuant to a "Single Life Annuity." The Plan allows for optional forms of payment under certain circumstances. The table below shows benefits by remuneration and years of service.


                       PENSION PLAN TABLE
              YEARS OF SERVICE FROM JANUARY 1, 1997

REMUNERATION       15        20       25       30        35
$ 125,000       18,900   25,200    31,600   37,900    44,200
$ 150,000       23,200   31,000    38,700   46,500    54,200
$ 175,000       26,700   35,600    44,500   53,400    62,300
$ 200,000       26,700   35,600    44,500   53,400    62,300
$ 225,000       26,700   35,600    44,500   53,400    62,300
$ 250,000       26,700   35,600    44,500   53,400    62,300
$ 300,000       26,700   35,600    44,500   53,400    62,300
$ 400,000       26,700   35,600    44,500   53,400    62,300
$ 450,000       26,700   35,600    44,500   53,400    62,300
$ 500,000       26,700   35,600    44,500   53,400    62,300

Frozen Retirement Plan. Each of the Named Executive Officers in the Summary Compensation Table is 100% vested under a certain defined benefit plan which was frozen at December 31, 1993. A definitive actuarial determination of the benefit amounts was made in 1995. The annual amounts payable upon retirement after attaining age 62 under this predecessor defined benefit plan are as follows: H. Bresky $120,108, Rodrigues $61,602, Hoffman $32,063, S. Bresky $32,796 and Steer $15,490. Under this Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "Ten-year Certain and Continuous Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and should the participant die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his/her designated beneficiary. If the participant dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to the participants beneficiary for a period of ten years. The Plan allows for optional forms of payment under certain circumstances.


Supplemental Retirement Plans. The Supplemental Executive Benefit Plan, formerly the Supplemental Executive Retirement Plan, provides for discretionary investment options under the Investment Option Plan, described below, for 2000 and cash compensation for 1999 and 1998 in an amount equal to 3% of a participant's annual compensation in excess of $170,000 for 2000 and $160,000 for 1999 and 1998. Additionally, the amounts paid pursuant to this plan for 1999 and 1998 are grossed up to cover 100% of a participant's estimated income tax liability on the benefit. The amounts of benefits payable, including the gross up for taxes, under the Supplemental Executive Benefit Plan is reported in the Summary Compensation Table herein.
   In addition to the Supplemental Executive Benefit Plan, the Company has agreed to provide a supplementary pension benefit to Messrs. H. Bresky and Rodrigues. Mr. Rodrigues is entitled to a supplementary annual pension equal to 4% of his total compensation (base compensation and all prescribed allowances and bonuses) during his employment with the Company. Mr. Rodrigues retired in February 2001 and is entitled to receive annual estimated benefits for his lifetime of $370,465 under this supplementary plan. During his retirement, the benefit will increase annually based on the change in the Consumer Price Index. Mr. H. Bresky is entitled to a supplementary annual pension in the amount of $410,088 per year. Under this Plan, the automatic form of benefit payment is pursuant to a "Ten-year Certain and Continuous Annuity." This means Mr. Bresky will receive a monthly annuity benefit for his lifetime and should Mr. Bresky die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his designated beneficiary. If Mr. Bresky dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to Mr. Bresky's beneficiary for a period of ten years. Under these plans, payment of benefits commences with the executive's retirement from the Company.

Investment Option Plan. The Investment Option Plan allows executives to reduce their compensation in exchange for options to buy shares of certain mutual funds. In addition, the Company may grant discretionary investment options under the Investment Option Plan, which do not require a reduction to executive compensation. The exercise price for each investment option is established based upon the fair market value of the underlying investment at the date of grant.

Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan requires the deferral of salary and bonus on a pre-tax basis for executives whose compensation exceeds the maximum allowable deductible amount under Section 162(m) of the Code ($1 million for 2000 and 1999).

  None of the benefits payable under the aforementioned plans contain an offset for social security benefits.


   REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The following information is to provide shareholders and other interested parties with a clear understanding of the Company's philosophy regarding executive compensation and to provide insight behind fundamental compensation decisions.
  The Company maintains the philosophy that determination of compensation for its executive officers by the Board of Directors is primarily based upon a recognition that these officers are responsible for implementing the Company's long-term strategic objectives. The Company's goals with respect to its executive compensation policies described below are to attract and retain top executive employees.
  Base compensation, increases thereto and bonus compensation for executive officers as presented in the Summary Compensation Table herein are determined by the following factors:

     Competitive compensation ranges at or above the 50th percentile of a select group of comparable firms. This group is comprised of comparable sized firms in the food processing, and grain industries. While this group contains some of the same firms listed in the peer group index in the total return graphs herein, it is not identical.
     The diversity and complexity of the Company's businesses. Compensation decisions for the Chief Executive Officer and other executive officers are not principally based on Company performance.

 As Chief Executive Officer, Mr. H. Harry Bresky's base compensation and bonus are also determined based on a survey of the select group of firms referenced above. An analysis of the data presented in this survey shows that the typical base compensation for Chief Executive Officers of these entities is comparable at about the 50th percentile to the base compensation and bonus paid to Mr. H. Harry Bresky.
  Discretionary bonuses for executive officers, including the Chief Executive Officer, may not exceed 100% of each executive's base compensation.
  Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to Mr. Bresky in 2000 and 1999 is not deductible by the Company. The Board of Directors has considered the effect of Section 162(m) of the Code on the Corporation's executive compensation. As such, to assure that the Corporation does not lose deductions for compensation paid, the Board of Directors has adopted the Executive Deferred Compensation Plan described above, requiring the executive to defer receipt of any compensation in excess of $1 million that is not deductible. In 2000, no deferral was required as Mr. Bresky elected under the Investment Option Plan to reduce his compensation below $1 million.

  The  foregoing  report  has  been furnished  by  the  Board  of
Directors:

                          H. Harry Bresky
                          Joe E. Rodrigues
                          Thomas J. Shields
                          David A. Adamsen


                      COMPANY PERFORMANCE

  The Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with that of an appropriate broad equity market index and similar industry index. The Company's Common Stock is traded on the American Stock Exchange, and one appropriate comparison is with the American Stock Exchange Market Value Index performance. Because there is no single industry index to compare stock performance, the companies comprising the Dow Jones Food and Marine Transportation Industry indices were chosen as the second comparison.
  The following graph shows a five-year comparison of cumulative total return for the Company, the American Stock Exchange Market Value Index and the companies comprising the Dow Jones Food and Marine Transportation Industry indices weighted by market capitalization for the five fiscal years commencing December 31, 1995, and ending December 31, 2000.


      COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
SEABOARD CORPORATION, AMERICAN STOCK EXCHANGE MARKET VALUE INDEX,
  AND DOW JONES FOOD AND MARINE TRANSPORTATION INDUSTRY INDICES


           Seaboard          Industry       American Stock Exchange
           Corporation       Index*         Market Value Index

  12/31/00     59             148               179
  12/31/99     73             130               174
  12/31/98    159             158               136
  12/31/97    165             161               127
  12/31/96     99             117               102
  12/31/95    100             100               100

  *  Industry  Index:   A weighted  average  by  market
   capitalization of the companies comprising  the  Dow
   Jones   Food  and  Marine  Transportation   Industry
   indices.

  The  total  cumulative return assumes that  the  value  of  the investment in the Company's Common Stock and each index was  $100 on December 31, 1995, and that all dividends were reinvested.


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The  Board of Directors has no compensation committee.  Messrs.
H. Bresky and Rodrigues are members of the Board of Directors of the Company and participate in decisions by the Board regarding executive compensation.
  During the Company's fiscal year ended December 31, 2000, the Company and Seaboard Flour Corporation were indebted to each other in varying amounts. Advances due from Seaboard Flour Corporation to the Company bear interest at the prime lending rate while advances due to Seaboard Flour Corporation from the Company bear interest at the Company's short-term borrowing rate. The largest net amount outstanding from the Company to Seaboard Flour Corporation during the year was $16,922 at January 29, 2000. The largest net amount outstanding from Seaboard Flour Corporation to the Company during the year was $4,971,103 at October 28, 2000. The net amount outstanding at January 27, 2001, was from Seaboard Flour Corporation to the Company in the amount of $6,097,952. Such borrowings were primarily used for working capital purposes.


           ITEM 2:  SELECTION OF INDEPENDENT AUDITORS

  The persons named in the accompanying proxy intend, unless otherwise instructed, to vote the proxies to ratify the selection of KPMG LLP, certified public accountants, as independent auditors of the Company for the next fiscal year. The selection of this firm has been recommended by the Audit Committee of the Board of Directors of the Company. The Company has been advised by such firm that neither it nor any member or associate has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Submission to the stockholders of the selection of auditors is not required by the By-Laws, and the Directors would vote to select KPMG LLP as independent auditors of the Company even if not approved by the stockholders.
  Representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make any statement desired and will be available to answer questions from stockholders.


                          OTHER MATTERS

  The notice of meeting provides for the election of Directors, the selection of independent auditors and for the transaction of such other business as may properly come before the meeting. As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any other business, and it has not been informed of any business intended to be presented by others. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will take action and vote proxies, in accordance with their judgment of such matters.
  Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.


     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2000 all reports of ownership required under Section 16(a) of the Securities Exchange Act of 1934 for Directors and executive officers of the Company and beneficial owners of more than 10% of the Company's Common Stock have been timely filed, with one exception. David Adamsen, filed a Form 4 late to report one purchase of 20 shares of Company stock.


                      STOCKHOLDER PROPOSALS

  Any stockholder proposals for consideration at next year's annual meeting of stockholders must be received by the Company at its executive offices, 9000 West 67th Street, Shawnee Mission, Kansas 66202, no later than November 9, 2001, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.


                     ADDITIONAL INFORMATION

  Any stockholder desiring additional information about the Company and its operations may, upon written request, obtain a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K without charge. Requests should be directed to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Shawnee Mission, Kansas 66202. The Company's Annual Report to the Securities and Exchange Commission on Form 10-K is also available on the Company's Internet website at www.seaboardcorp.com.


                          APPENDIX A
                     Seaboard Corporation
   Charter of the Audit Committee of the Board of Directors


I. Audit Committee Purpose

   The Audit Committee is appointed by the Board of Directors  to
   assist    the    Board    in    fulfilling    its    oversight
   responsibilities.   The Audit Committee's primary  duties  and
   responsibilities are to:

     Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

II.   Audit Committee Composition and Meetings

   Audit Committee members shall meet the requirements of the National Association of Securities Dealers / American Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent nonexecutive director, free from any relationship that would interfere with the exercise of his or her independent judgement. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

   Audit  Committee members shall be appointed by the Board.   If
   an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   The Committee shall meet at least four times annually, either in person or telephonically, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III.  Audit Committee Responsibilities and Duties

   Review Procedures

   1. Review and reassess the adequacy of the Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

   2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgements.

   3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

   4. Review with financial management and the independent auditors the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors recommended in accordance with SAS 61 (see item
      9).

   Independent Auditors

   5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or recommend or approve any discharge of auditors when circumstances warrant.

   6. Approve  the  audit  engagement  letter,  fees  and   other
      significant compensation to be paid to the independent auditors.

   7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence. The Independent Auditors shall be required to furnish the Audit Committee, each year, with a written report of all its relationships with the Company.

   8. Review  the independent auditors audit plan  discuss scope,
      staffing,   locations,   reliance  upon   management,   and
      internal audit and general audit approach.

   9. Prior  to  releasing  the year-end  earnings,  discuss  the
      results   of  the  audit  with  the  independent  auditors.
      Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

   10.Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

   Internal Audit Department and Legal Compliance

   11.Review    the    plan,   changes   in   plan,   activities,
      organizational   structure,  and  qualifications   of   the
      internal audit department, as needed.

   12.Review the appointment, performance, and replacement of the senior internal audit executive.

   13.Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

   14.On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

   Other Audit Committee Responsibilities

   15.Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

   16.Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

   17.Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.